EXHIBIT 23.2

I.  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Oriental Financial Group Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052 and No. 333-84473) on Forms S-8 of Oriental Financial Group Inc. of our reports dated March 15, 2007, with respect to the consolidated statements of financial condition of Oriental Financial Group Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the year and the six-month period then ended, respectively, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Oriental Financial Group Inc.

Our report refers to the Group’s changes in accounting for share based payments in 2005, and evaluating prior year misstatements in 2006.

/s/  KPMG LLP

San Juan, Puerto Rico
March 27, 2007

Stamp No. 2156052 of the Puerto Rico Society
of Certified Public Accountants
was affixed to the record copy
of this report.